Exhibit 10.36

[MJN Letterhead]

December 8, 2014

Mr. Patrick Sheller

Dear Patrick:

On behalf of Mead Johnson Nutrition (“the Company”), I am pleased to extend our offer to you to join our leadership team. The following represents the key terms of our offer to join the Company.

Your position will be Senior Vice President, General Counsel & Secretary, Level 19. I trust that in your conversations with us you have developed a good understanding of the responsibilities and obligations of the job. The position will be located in the Glenview, IL, USA facility.

The following table summarizes the primary elements of your offer to join the Company:

Element		Comments
Base Salary	USD 500,000
Annual Incentive Plan: MJN Senior Executive Performance Incentive Plan	Fully performing target range: 52% - 78%; midpoint of 65%	Fully performing bonus range for the grade level. Target bonus will be prorated based on hire date during first year of employment.
Annual Long-Term Incentive (“LTI”)	USD 800,000
LTI award target value for the grade level, delivered in the form of Performance Share Units (PSUs), Stock Options, and Restricted Stock Units (RSUs). Individual LTI awards can be adjusted up or down from the guideline based on individual performance or other factors. LTI award guidelines are reviewed annually and may be adjusted periodically. First annual cycle grant in 2015.
Subject to share ownership guidelines, which stipulate that you own and retain shares of company stock equivalent to 3 (three) times base salary.

Transition Equity Award	USD 500,0000	To be granted on the first business day of the month following hire date, delivered as 50% options (4-year graded vesting) and 50% RSUs (4-year graded vesting)
Transition Cash Payment	USD 265,000	Payable in April 2015 in lieu of 2014 Kodak annual incentive award.
Vacation	4 weeks of vacation
Vacation eligibility earned at a rate of 10 percent of the annual allotment for each full calendar month worked in first calendar year. The full vacation allotment will be earned after having worked 10 months of the calendar year.

Employee Benefits Programs
Benefits requiring election: medical/dental plans, reimbursement accounts, employee and dependent life insurance; The Mead Johnson & Company Retirement Savings Plan (401(k) plan)
Benefits not requiring an election: Short-term and long-term disability plans; travel accident plan.
31 day enrollment period. Default medical plan, dental plan, and life insurance of two times pay are in effect as of first day of employment.
Senior Executive Severance Plan	Participation at the Tier 2 level: 1.5x base salary and target bonus, as defined in the plan
Change in Control Benefits	Participation at the Tier 2 level: 2x base salary and target bonus, as defined in the plan.
Relocation Assistance	Per policy	Relocation Repayment Agreement required
Other Elements	Preplacement Fitness for Work Evaluation and Background Check; Employment Eligibility (I-9) Documentation; Confidentiality Agreement

We look forward to your joining Mead Johnson & Company and hope you will find this offer satisfactory in every respect. If you have any questions, please do not hesitate to call me at 812-832-2438. Your anticipated start date is January 12, 2015.

Sincerely,

/s/ Ian Ormesher

Ian Ormesher
Senior Vice President, Human Resources

Cc: MJN Staffing

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Patrick M. Sheller_______________________            December 12, 2014_________
Patrick Sheller                                Date